Exhibit 99.1

NOVEMBER 12, 2004

FOR IMMEDIATE RELEASE

HERB MOLONEY TO LEAVE VERTIS AFTER FOUR YEARS OF SERVICE AS CHIEF OPERATING OFFICER

For more information,
contact:

Michelle Metter
or Maria Amor
Formula
(619) 234-0345

Grace Platon

Vertis

(800) 365-8957

Baltimore, MD (November 12, 2004) – Vertis, Inc. (“Vertis” or the “Company”), a leading provider of targeted advertising, media, and marketing services, today announced that Herb Moloney, who has served as Vertis’ Chief Operating Officer since June 2000, will be leaving the Company and has agreed upon a transition plan through March 31, 2005.

“During this transition period, Herb will continue to be an integral part of the senior leadership team and will focus his efforts on our sales and marketing areas,” said Don Roland, Chairman and Chief Executive Officer of Vertis.  “Because of Herb’s detailed knowledge of the market and our operations, his role during this period will assure continuity of service and support for customers as well as continuity of leadership for our employees.”

Moloney joined Vertis in 1994 as the Senior Vice President of Sales and Marketing. His many contributions over the years have included integrating Vertis’ business units into a more closely aligned team that delivers value-added solutions to our customers.

About Vertis

Vertis is a leading provider of targeted advertising, media, and marketing services that drive consumers to marketers more effectively.  Its comprehensive products and services range from consumer research, audience targeting, creative services, and workflow management to targeted advertising inserts, direct mail, interactive marketing, packaging solutions, and digital one-to-one marketing and fulfillment.  Headquartered in Baltimore, Md., with facilities throughout the U.S. and the U.K., Vertis combines best-in-class technology, creative resources, and innovative production to serve the targeted marketing needs of companies worldwide.

To learn more about Vertis, visit www.vertisinc.com.

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